Exhibit 99.1

STAAR Surgical Reports Third Quarter Results

LAKE FOREST, CA, October 30, 2019--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the third quarter ended September 27, 2019.

Third Quarter 2019 Overview

•	Net Sales of $39.1 Million Up 23% from the Prior Year Quarter
•	ICL Sales of $33.8 Million Up 28% from the Prior Year Quarter
•	ICL Units Up 35% from the Prior Year Quarter
•	Gross Margin at 74.4% vs. 75.1% in the Prior Year Quarter
•	Net Income of $0.05 per Share vs. Prior Year Quarter Net Income of $0.03 per Share
•	Cash and Cash Equivalents Ended the Quarter at $112.3 Million.

“Record sales for our third quarter and all-time record cash generation are just two highlights of the strong results we reported today as our ICL and EVO ICL lens families continued to capture market share and we concluded another successful peak-implant season in China.,” said Caren Mason, President and CEO of STAAR Surgical. “35% ICL unit growth for the third quarter included Japan up 57%, China up 48%, South Korea up 38%, France up 20%, Spain up 14%, the UK up 13% and Germany up 11%, as compared to the prior year period. These results compare favorably in contrast to recent third-party data which indicates a decline in the number of competing refractive vision correction procedures in the first half of 2019. Our commercial activities during the quarter focused on surgeon engagement including significant events for our U.S. and global customers. In August we hosted leading U.S. surgeons at our inaugural U.S. Surgeons Council Summit in Dallas where U.S. surgeons engaged directly with surgeons from China, Japan and Germany who shared their successes implementing ICL business models and practice development activities for delighting patients and accelerating growth. In September we hosted over 300 surgeons and clinicians, many from Asia and Europe, at our annual EVO Visian ICL Experts Summit ahead of the 37th Congress of the European Society of Cataract and Refractive Surgeons in Paris. Enthusiasm for our ICL lenses among refractive surgeon attendees was palpable as we also recognized surgeons who implant hundreds and surgeons who implant thousands of ICLs annually. STAAR’s strong ICL unit growth, up 36% through the first three quarters of 2019 versus the prior year period, represents meaningful market share expansion as compared to recent data published by Market Scope forecasting a 2.4% global increase for refractive procedures in 2019. According to Market Scope, the total number of laser vision correction procedures has declined as the number of lens-based procedures has increased in the first half of 2019.1 This data and our strong quarterly sales results underscores our view that the future of vision correction will be lens-based. We today reaffirm our previously stated target metrics for the fiscal year 2019 including 30% ICL unit growth, 20% company revenue growth and a year-over-year improvement in GAAP net income.”

Financial Overview – Q3 2019

Net sales were $39.1 million for the third quarter of 2019, up 23% as compared to $31.8 million reported in the prior year quarter. The sales increase was driven by ICL revenue growth of 28%. Other product sales declined modestly by two percent. ICL revenue was 87% of total sales in the third quarter and other product sales was 13% of total sales in

1 Market Scope, Ophthalmic Market Perspectives, Volume 23, Issue 9, September 26, 2019.

the third quarter. Foreign currency, which negatively impacted reported sales for the first two quarters of 2019, did not have a meaningful impact on reported net sales for the third quarter of 2019.

Gross profit margin for the third quarter of 2019 was 74.4% compared to the prior year period of 75.1%. The change in gross profit margin for the quarter is primarily due to period expenses incurred in the construction of new manufacturing facilities intended to satisfy growing demand for existing products and products currently under review by regulatory agencies.

Operating expenses for the quarter increased 15% to $25.7 million compared to the prior year quarter of $22.3 million. General and administrative expenses were $7.1 million compared to the prior year quarter of $6.1 million.  The increase in general and administrative expenses was due to increased headcount and salary-related expenses, including stock-based compensation and increased facility costs and professional fees. Marketing and selling expenses were $12.5 million compared to the prior year quarter of $10.6 million. The increase in marketing and selling expenses was due to continued investments in digital, strategic, and consumer marketing. Research and development expenses were $6.2 million compared to the prior year quarter of $5.6 million. The increase in research and development expenses was primarily due to an increase in consulting expenses related to clinical trial activities.

Operating income margin for the third quarter of 2019 increased 350 basis points to 8.5% as compared to the prior year operating income margin of 5.0%. The increase in operating income margin is attributable to increased leverage on total operating expense.

Net income for the third quarter of 2019 was $2.4 million or approximately $0.05 per share compared with net income of $1.5 million or $0.03 per share for the prior year quarter. Non-GAAP Adjusted Net Income for the third quarter of 2019 was $5.5 million or $0.12 per share compared to $3.4 million or $0.07 per share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents, and restricted cash at September 27, 2019 totaled $112.3 million, compared to $104.0 million at the end of the fourth quarter of 2018. The Company generated a record $11.8 million in cash from operations in the third quarter.

Conference Call

The Company will host a conference call and webcast today, Wednesday, October 30, 2019 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress.  To access the conference call (Conference ID 7170127), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 7170127) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions and stock-based compensation expenses.  Management believes that “Adjusted Net Income” and “Adjusted Net Income per share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for 2019 or prospects for achieving such plans, expectations for sales, revenue, or earnings, product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EDOF lens for Presbyopia and our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2018 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	September 27, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$112,327	$103,877
Accounts receivable trade, net	30,789	25,946
Inventories, net	16,440	16,704
Prepayments, deposits, and other current assets	5,406	5,045
Total current assets	164,962	151,572
Property, plant, and equipment, net	14,846	11,451
Finance lease right-of-use assets, net	2,006	-
Operating lease right-of-use assets, net	6,677	-
Intangible assets, net	252	243
Goodwill	1,786	1,786
Deferred income taxes	1,460	1,278
Other assets	752	1,009
Total assets	$192,741	$167,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,340	$3,780
Accounts payable	7,535	6,524
Obligations under finance leases	752	1,098
Obligations under operating leases	2,789	-
Allowance for sales returns	3,691	2,895
Other current liabilities	12,865	13,431
Total current liabilities	29,972	27,728
Obligations under finance leases	471	459
Obligations under operating leases	4,003	-
Deferred income taxes	1,539	1,022
Asset retirement obligations	211	206
Deferred rent	-	188
Pension liability	7,205	5,310
Total liabilities	43,401	34,913

Stockholders' equity:
Common stock	446	442
Additional paid-in capital	299,597	289,584
Accumulated other comprehensive loss	(2,520)	(1,320)
Accumulated deficit	(148,183)	(156,280)
Total stockholders' equity	149,340	132,426
Total liabilities and stockholders' equity	$192,741	$167,339

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Nine Months Ended
	% of	September 27, 2019	% of	September 28, 2018	Fav (Unfav)		% of	September 27, 2019	% of	September 28, 2018	Fav (Unfav)
	Sales		Sales		Amount	%	Sales		Sales		Amount	%
Net sales	100.0%	$39,055	100.0%	$31,770	$7,285	22.9%	100.0%	$111,302	100.0%	$92,768	$18,534	20.0%

Cost of sales	25.6%	10,004	24.9%	7,910	(2,094)	-26.5%	25.3%	28,172	26.1%	24,250	(3,922)	-16.2%

Gross profit	74.4%	29,051	75.1%	23,860	5,191	21.8%	74.7%	83,130	73.9%	68,518	14,612	21.3%

Selling, general and administrative expenses:
General and administrative	18.2%	7,098	19.2%	6,087	(1,011)	-16.6%	19.3%	21,443	19.5%	18,054	(3,389)	-18.8%
Marketing and selling	31.9%	12,463	33.4%	10,620	(1,843)	-17.4%	30.8%	34,288	31.0%	28,733	(5,555)	-19.3%
Research and development	15.8%	6,156	17.5%	5,570	(586)	-10.5%	16.1%	17,889	17.6%	16,323	(1,566)	-9.6%
Total selling, general, and administrative expenses	65.9%	25,717	70.1%	22,277	(3,440)	-15.4%	66.2%	73,620	68.1%	63,110	(10,510)	-16.7%

Operating income	8.5%	3,334	5.0%	1,583	1,751	110.6%	8.5%	9,510	5.8%	5,408	4,102	75.9%

Other income (expense):
Interest Income (expense), net	0.6%	266	-0.1%	(29)	295	1017.2%	0.7%	796	-0.1%	(65)	861	1324.6%
Gain (loss) on foreign currency transactions	-1.5%	(584)	0.2%	52	(636)	-1223.1%	-0.7%	(821)	-0.6%	(545)	(276)	-50.6%
Royalty income	0.3%	106	0.5%	159	(53)	-33.3%	0.4%	440	0.5%	465	(25)	-5.4%
Other income, net	0.1%	26	0.1%	40	(14)	-35.0%	0.1%	124	0.1%	61	63	103.3%
Total other income (expense), net	-0.5%	(186)	0.7%	222	(408)	-183.8%	0.5%	539	-0.1%	(84)	623	741.7%

Income before provision for income taxes	8.0%	3,148	5.7%	1,805	1,343	74.4%	9.0%	10,049	5.7%	5,324	4,725	88.7%

Provision for income taxes	1.9%	760	1.1%	346	(414)	-119.7%	2.1%	2,380	1.6%	1,452	(928)	-63.9%

Net income	6.1%	$2,388	4.6%	$1,459	$929	63.7%	6.9%	$7,669	4.1%	$3,872	$3,797	98.1%

Net income per share - basic		$0.05		$0.03				$0.17		$0.09
Net income per share - diluted		$0.05		$0.03				$0.16		$0.09

Weighted average shares outstanding - basic		44,563		43,054				44,426		42,065
Weighted average shares outstanding - diluted		46,857		46,025				46,848		44,618

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018

Cash flows from operating activities:
Net income	$2,388	$1,459	$7,669	$3,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	870	624	2,853	1,792
Amortization of long-lived intangibles	9	9	26	26
Deferred income taxes	133	5	526	363
Change in net pension liability	61	74	264	233
Stock-based compensation expense	2,558	2,027	7,778	4,926
Loss on disposal of property and equipment	14	2	14	8
Provision for sales returns and bad debts	341	248	309	892
Inventory provision	435	428	1,222	1,181
Changes in working capital:
Accounts receivable	2,273	2,401	(4,260)	(3,989)
Inventories	(285)	(2,089)	(179)	(3,625)
Prepayments, deposits and other current assets	924	(132)	(230)	(1,021)
Accounts payable	(17)	1,165	546	2,121
Other current liabilities	2,090	1,895	(536)	3,643
Net cash provided by operating activities	11,794	8,116	16,002	10,422

Cash flows from investing activities:
Acquisition of property and equipment	(2,568)	(452)	(7,169)	(1,721)
Increase in patents and licenses	-	-	(30)	-
Net cash used in investing activities	(2,568)	(452)	(7,199)	(1,721)

Cash flows from financing activities:
Repayment on line of credit	(513)	(251)	(1,512)	(251)
Repayment of finance lease obligations	(317)	(515)	(998)	(1,396)
Net proceeds from public offering of common stock	-	72,150	-	72,150
Proceeds from vested resricted stock and exercise of stock options	719	2,175	1,831	4,582
Net cash provided by (used in) financing activities	(111)	73,559	(679)	75,085

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(39)	(274)	204	(111)

Increase in cash, cash equivalents and restricted cash	9,076	80,949	8,328	83,675
Cash, cash equivalents and restricted cash, at beginning of the period	103,251	21,367	103,999	18,641
Cash, cash equivalents and restricted cash, at end of the period	$112,327	$102,316	$112,327	$102,316

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018

Net income (as reported)	$2,388	$1,459	$7,669	$3,872
Less:
Foreign currency impact	584	(52)	821	545
Stock-based compensation expense	2,558	2,027	7,778	4,926
Net income (adjusted)	$5,530	$3,434	$16,268	$9,343

Net income per share, basic (as reported)	$0.05	$0.03	$0.17	$0.09
Foreign currency impact	0.01	-	0.02	0.01
Stock-based compensation expense	0.06	0.05	0.18	0.12
Net income per share, basic (adjusted)	$0.12	$0.08	$0.37	$0.22

Net income per share, diluted (as reported)	$0.05	$0.03	$0.16	$0.09
Foreign currency impact	0.01	-	0.02	0.01
Stock-based compensation expense	0.06	0.04	0.17	0.11
Net income per share, diluted (adjusted)	$0.12	$0.07	$0.35	$0.21

Weighted average shares outstanding - Basic	44,563	43,054	44,426	42,065
Weighted average shares outstanding - Diluted	46,857	46,025	46,848	44,618

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	September 27, 2019	Effect of	Constant	September 28, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$33,815	$104	$33,919	$26,418	$7,397	28.0%	$7,501	28.4%

IOL	4,093	(70)	4,023	3,824	269	7.0%	199	5.2%
Other	1,147	(26)	1,121	1,528	(381)	-24.9%	(407)	-26.6%
Other Products	5,240	(96)	5,144	5,352	(112)	-2.1%	(208)	-3.9%

Total Sales	$39,055	$8	$39,063	$31,770	$7,285	22.9%	$7,293	23.0%

	Nine Months Ended
	September 27, 2019	Effect of	Constant	September 28, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$96,033	$1,153	$97,186	$74,868	$21,165	28.3%	$22,318	29.8%

IOL	11,984	173	12,157	12,068	(84)	-0.7%	89	0.7%
Other	3,285	(16)	3,269	5,832	(2,547)	-43.7%	(2,563)	-43.9%
Other Products	15,269	157	15,426	17,900	(2,631)	-14.7%	(2,474)	-13.8%

Total Sales	$111,302	$1,310	$112,612	$92,768	$18,534	20.0%	$19,844	21.4%